Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No 333-286294) of our report dated March 28, 2025 with respect to the financial statements of Fold Holdings, Inc. for the year ended December 31, 2024 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, New York

May 6, 2026